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Exhibit 99.1

Contacts:	Jonathan C. Coon Chief Executive Officer 1-800 CONTACTS, INC. (801) 924-9800	Robert G. Hunter Interim Chief Financial Officer 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces First Quarter Results

        DRAPER, Utah, May 6, 2003 /PRNewswire/—1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its first fiscal quarter ended March 29, 2003.

        Net sales for the first quarter ended March 29, 2003 were $46.7 million, compared to $41.6 million for the same period last year. The Company reported a net loss for the first quarter of $0.5 million, or $.04 per diluted common share, compared to net income of $1.9 million, or $.17 per diluted common share for the first quarter of 2002. For the first quarter ended March 29, 2003, net sales and operating income from the Company's operations, exclusive of the Company's Singapore operations (ClearLab), were $45.2 million and $0.6 million, respectively. Net sales and operating loss for ClearLab were $1.5 million and $0.4 million, respectively, during the first quarter. The Company's gross margin improved to 34.5% for the first quarter of 2003 from 30.5% for the comparable quarter of the prior year.

        During the first quarter of 2003, the Company expensed approximately $1.8 million for research and development, $0.3 million for amortization related to the acquired Lens Express and Lens 1st customer database intangible assets, and $0.3 million for integration costs related to the acquisition of Lens Express and Lens 1st.

        The Company's financial statements reflect the acquisition of Lens Express and Lens 1st during the first quarter of 2003. The transaction was accomplished as an asset purchase and included certain assets and the assumption of certain liabilities. The assets acquired included customer databases, customer information, web sites and Internet addresses or domain names, telephone numbers, certain specified contracts and intellectual property rights. In addition, acquired assets included certain property, equipment, inventories, receivables and prepaid expenses. With the exception of specifically identified liabilities, the Company did not assume the liabilities of the Seller. The liabilities assumed by the Company included certain of the Seller's identified contracts, accounts payable, accrued liabilities, certain customer program obligations and severance obligations as of January 30, 2003. The consideration paid included approximately $6.9 million in cash (including $0.4 million in transaction costs), approximately $4.1 million in assumed liabilities and 900,000 shares of restricted common stock with a fair market value of approximately $19.9 million. The Company recorded goodwill of approximately $22.2 million and definite-lived intangible assets of approximately $5.1 million in connection with the preliminary allocation of the purchase consideration.

        Jonathan Coon, Chief Executive Officer, said, "During the first quarter we began buying directly from Johnson & Johnson. Our gross margin improved this quarter and should continue to increase as a result of the Johnson & Johnson supply agreement. We look forward to building upon the recent improvements in our business and further strengthening our position as the leading mail order and internet supplier of contact lenses."

        1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices while delivering a high level of customer service.

        This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, integrations of ClearLab, Lens Express and Lens 1st, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and unrealized benefits associated with the Company's supply agreement with Johnson & Johnson, and regulatory considerations.

        Company News On Call: http://www.prnewswire.com or fax 800-758-5804, ext. 109239

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended
	March 30, 2002	March 29, 2003
NET SALES	$41,581	$46,662
COST OF GOODS SOLD	28,894	30,560

Gross profit	12,687	16,102

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Advertising expense	2,719	3,794
Legal and professional fees	1,260	1,621
Research and development expenses	—	1,803
Other selling, general and administrative expenses	5,391	8,649

Total selling, general and administrative expenses	9,370	15,867

INCOME FROM OPERATIONS	3,317	235
OTHER EXPENSE, net	(130)	(500)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	3,187	(265)
PROVISION FOR INCOME TAXES	(1,247)	(223)

NET INCOME (LOSS)	$1,940	$(488)

PER SHARE INFORMATION:
Basic net income (loss) per common share	$0.17	$(0.04)

Diluted net income (loss) per common share	$0.17	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	11,521	11,985

Diluted	11,622	11,985

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 28, 2002	March 29, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$259	$554
Accounts receivable	655	904
Inventories, net	37,785	34,895
Prepaid income taxes	769	644
Deferred income taxes	756	773
Other current assets	1,095	1,700

Total current assets	41,319	39,470
PROPERTY AND EQUIPMENT, net	12,862	13,204
DEFERRED INCOME TAXES	365	520
GOODWILL	—	22,196
INTANGIBLE ASSETS, net	7,089	11,435
OTHER ASSETS	369	963

Total assets	$62,004	$87,788

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$5,770	$8,534
Current portion of long-term debt	2,853	2,829
Current portion of capital lease obligations	372	329
Accounts payable and accrued liabilities	12,327	16,286

Total current liabilities	21,322	27,978
LONG-TERM DEBT, less current portion	17,365	16,464
CAPITAL LEASE OBLIGATIONS, less current portion	250	172
LIABILITY RELATED TO CONTINGENT CONSIDERATION	5,470	5,357
STOCKHOLDERS' EQUITY	17,597	37,817

Total liabilities and stockholders' equity	$62,004	$87,788

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1-800 CONTACTS Announces First Quarter Results